Life Series Funds


Responses to N-SAR for 12/31 Funds for the period 1/1/2016 to 12/31/2016

Exhibit 99.77I

Terms of new or amended securities

The Board of Trustees of the First Investors Life Series Funds approved the creation of a new series of the Life Series Funds, designated as First Investors Life Series Covered Call Strategy Fund (the "Covered Call Fund"). A description of the Covered Call Fund's shares is contained in the Covered Call Fund's Prospectus and Statement of Additional Information dated
May 1, 2016, which was filed with the Securities and Exchange Commission via EDGAR in the Life Series Funds' registration statement filing pursuant to Rule 485(b) on April 27, 2016 (Accession No. 0000898432-16-002174), which is hereby incorporated by reference as part of the response to Item 77I and 77Q1 on Form N-SAR.